Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O

   TRADE DATE

   DESCRIPTION OF SECURITY/ISSUER

   ISSUE SIZE

   AMOUNT PURCHASED

   LIST OF UNDERWRITERS

   NAME OF AFFILIATED BROKER-DEALER

3/9/17
Equinix, Inc. (Common)
$1,900,000,000
$216,000
RBC Capital Markets, JPMorgan, Merrill Lynch,
 Barclays, Goldman Sachs, Citigroup
JPMorgan Securities LLC